Exhibit 16.

Richard A. Eisner & Company, LLP

July 7, 1999


Securities and Exchange Commission
Washington, D.C. 20549

Re:      National Home Health Care Corp.
         File No. 000-12927

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of National Home Health Care Corp. dated July 7, 1999. We agree with the statements made in Item 4 relative to our firm.

Very truly yours,


/s/ Richard A. Eisner & Company, LLP